Exhibit 10.14

  THIS PROMISSORY NOTE WAS ORIGINALLY ISSUED ON OCTOBER    , 2002, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED HEREIN. THIS PROMISSORY NOTE IS ALSO SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN A SUBORDINATION AGREEMENT, DATED AS OF OCTOBER    , 2002, BY AND AMONG BANC OF AMERICA COMMERCIAL FINANCIAL CORPORATION, AS AGENT, THE HOLDER HEREOF, CERTAIN HOLDERS OF OTHER PROMISSORY NOTES ISSUED BY SI INTERNATIONAL, INC. ("SII"), SII AND SI INTERNATIONAL, L.L.C., AS AMENDED AND MODIFIED FROM TIME TO TIME.

FORM OF
SI INTERNATIONAL, INC.

PROMISSORY NOTE

October , 2002	$

        SI International, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), hereby promises to pay to                          (the "Holder"), the principal amount of $                        , together with interest thereon calculated from October    , 20021 in accordance with the provisions of this promissory note (this "Note").

Interest to be calculated starting on the date of contribution by such Holder.

        This Note was issued on the date hereof (the "Date of Issuance") in connection with the issuance of promissory notes by the Company in the aggregate principal amount of up to $3,508,829 on or about October    , 2002 (collectively, the "Notes") to certain members of SI International, L.L.C. (the "LLC").

        1.    Interest.    Interest shall accrue at a rate of 8.5% per annum, compounded annually, on the unpaid principal amount of this Note outstanding from time to time.

        2.    Payment of Principal and Interest on Note.

        (a)    Scheduled Payments.    The Company shall pay the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, to the holder of this Note on October    , 2008 (the "Maturity Date"); provided that, subject to the terms and conditions of the LLC Agreement, the LLC shall have the option (the "Exchange Option") to require at any time and from time to time all (but not less than all) the holders of the Notes to assign and deliver (pro rata based upon the outstanding principal amount of the Note held by each holder) all or any portion of the principal amount of the Notes and any accrued and unpaid interest thereon to the LLC upon delivery of an exchange notice (the "Exchange Notice") to each such holder, in consideration for which each holder shall be deemed to have made a Subsequent Capital Contribution (as defined in the LLC Agreement) in an amount equal to the principal amount of the Note and the amount of accrued and unpaid interest thereon to be exchanged as specified in the Exchange Notice; further provided that in no event shall the amount of such deemed Subsequent Capital Contribution by any holder as is called for in the Exchange Notice, when taken together with all previous Capital Contributions (as defined in the LLC Agreement) made by such holder, exceed such holder's Capital Commitment (as defined in the LLC Agreement). In the event that less than all principal and interest of this Note is called for exchange, the Company shall issue the Holder a new Note that evidences the unpaid principal and interest that has not been called for exchange (or shall pay the balance due in cash).

        (b)    Optional Prepayments.    The Company may, at any time and from time to time, prepay all or any portion of the outstanding principal amount of the Note (together with all accrued and unpaid interest on such principal amount); provided that any prepayment shall be made pro rata among the holders of the Notes on the basis of the outstanding principal amount of the Note held by each holder.

        3.    Subordination.    This Note is subject to the terms and conditions of the Subordination Agreement, dated as of May 31, 2001, by and among the Holder, the other holders of the Notes, the Bank, the Company and the LLC, as amended from time to time (the "Subordination Agreement"), the terms of which are incorporated herein by reference as if fully set forth at length herein.

        4.    Definitions.

        "Bank" means Banc of America Commercial Financial Corporation, as Agent.

        "LLC Agreement" means that certain Second Amended and Restated Limited Liability Company Agreement of SI International, L.L.C. dated as of December 29, 2000, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement dated as of May 31, 2001, as further amended by Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement dated as of September 18, 2002, and as further amended by Amendment No. 3 to Second Amended and Restated Limited Liability Company Agreement dated as of October    , 2002 (as further amended and modified from time to time in accordance with its terms).

        "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock corporation, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

        5.    Assignment; Replacement; Cancellation.

        (a)    Restrictions on Transfer.    The holder of this Note agrees not to Transfer this Note without the prior written consent of the Company, which consent may be withheld in its sole discretion. Any Transfer of this Note in violation of this Section 5(a) shall be null and void. For purposes hereof, the term "Transfer" shall mean a sale, assignment, gift, exchange or any other disposition of any interest in this Note. The restrictions set forth in this Section 5(a) shall not apply with respect to any Transfer of all or any portion of the principal amount of this Note, together with accrued and unpaid interest thereon, by the Holder to the LLC or by the LLC to the Company.

        (b)    Replacement.    Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon the surrender of the Note to Company at its principal office, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. Any Note in lieu of which any such new Note has been so executed and delivered by Company shall not be deemed to be an outstanding Note for any purpose.

        (c)    Cancellation.    After all principal and accrued interest owed on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

        6.    Payments.    All payments to be made to the holder of this Note shall be made in the lawful money of the United Stated of America in immediately available funds.

        7.    Place of Payment.    Payments of principal, interest, and other amounts shall be delivered to the Holder at the following address:

or to such other address or to the attention of such other Person as specified by prior written notice to the Company.

        8.    Business Days.    If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

        9.    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Note and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Note, even though under their jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        10.    Amendment.    The provisions of the Notes may be amended, modified or waived in writing by the Company and the holder or holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding.

* * * * *

        IN WITNESS WHEREOF, the Company has executed and delivered this Note on the Date of Issuance.

SI INTERNATIONAL, INC.
By:
Name:
Its: